Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

COEPTIS THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	457(f)	45,000,000	$7.320	329,400,000	0.00015310	$50,431.14
	Total Offering Amounts							$50,431.14
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$50,431.14

(1)

On April 25, 2025, Coeptis Therapeutics Holdings, Inc., a Delaware corporation (“Coeptis” or “the issuer”), CP Merger Sub, Inc., a Wyoming corporation and wholly owned direct subsidiary of Coeptis (“Merger Sub”), and Z Squared Inc., a Wyoming corporation (“Z Squared”), entered into an Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Z Squared, with Z Squared surviving as a wholly owned subsidiary of Coeptis (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each share of Z Squared’s common stock, par value $0.001 (the “Z Squared Common Stock”) outstanding immediately prior to the Effective Time will be converted into the right to receive a per share portion of the aggregate number of shares of Coeptis’ common stock, par value $0.0001 per share (the “Coeptis Common Stock”), to be issued at the Effective Time as consideration for the Merger, as calculated pursuant to the terms set forth in the Merger Agreement. As consideration for the Merger, the Z Squared Security Holders collectively shall be entitled to receive from Coeptis, in the aggregate, a number of shares of Coeptis Common Stock at the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), that represents the Applicable Percentage (as defined in the Merger Agreement) of Coeptis’ issued and outstanding shares of Coeptis Common Stock as calculated on a fully-diluted basis (the “Merger Consideration”).

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock splits or similar transactions

(3)	Pursuant to Rule 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $7.320, based on the average of the high ($7.73) and low ($6.91) prices of the issuer’s common stock on The Nasdaq Capital Market on June 23, 2025 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission (the “SEC”)).

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.